UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 08/6/2010

JMP Group Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 001-33448

Delaware	20-1450327
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

600 Montgomery Street, Suite 1100

San Francisco, CA 94111

(Address of principal executive offices, including zip code)

415-835-8900

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On August 6, 2010, JMP Group Inc. (the “Company”) and individual employee security holders (the “Unitholders”) of JMP Credit Corporation (“JMP Credit”) entered into an Exchange Agreement (the “Agreement”) providing for, among other things, an offer to buy the minority interest units and shares in JMP Credit held by the Unitholders in exchange for a combination of (i) restricted common stock of the Company par value $.001 per share (the “Restricted Stock”), (ii) cash and (iii) certain Cratos CLO I, Ltd. subordinated notes (the “Notes”) in such amounts as elected by the Unitholder. In connection with the Agreement, the Company issued an aggregate of 381,310 shares of Restricted Stock to the Unitholders and the Company received all the remaining units and shares of JMP Credit that it did not previously own. The Restricted Stock and Notes are subject to limitations on transfer and repurchase rights of the Company in the event of certain terminations of the Unitholder’s employment with the Company or its affiliates through June 1, 2013.

The Company agreed to issue the Restricted Stock in reliance upon the exemption from registration under the Securities Act of 1933, as amended (the “Act”) as set forth in Section 4(2) of the Act and pursuant to Regulation D and Rule 506 promulgated thereunder. Each Unitholder represented to the Company as to whether such person was an “accredited investor” as defined in Rule 501(a) under the Act and that such Unitholder’s Restricted Stock was being acquired for investment purposes. The Restricted Stock will not be registered under the Act and will be “restricted securities” as that term is defined by Rule 144 under the Act.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JMP GROUP INC.

Date: August 11, 2010	By:	/s/ Raymond Jackson
Raymond Jackson
Chief Financial Officer